42 Longwater Drive
P.O. Box 9149
Norwell, MA 02061-9149

January 6, 2016

Michael Battles
8 Dearth Cir
Ashland, MA 01721

Dear Michael,

I am pleased to offer you the position of Executive Vice President, Chief Financial Officer, reporting directly to the Chief Executive Officer. This position will continue to be based out our Norwell, MA location.

The terms set forth in this offer will become effective January 6, 2016, pending your acceptance of this offer.

Base Salary:

Your base compensation will be at the rate of $385,000.00 annually, ($16,041.67 paid semi-monthly).

Short-Term Incentive:

You will be eligible to participate in the Company's Management Incentive Program ("MIP"), with a bonus target opportunity of 100% of your base salary. The MIP program is based on annual achievement of the company's EBITDA and ROIC targets and is subject to annual review and approval by the Compensation Committee of the Board of Directors.

You also will be eligible to participate in and Senior Executive Incentive Plan (SEIP), with a bonus opportunity of up to 30% of your base salary. The SEIP is based on achievement of individual goals set by you goals tied to the Company's priorities, and must be agreed upon by yourself, your supervisor, and a review committee. The SEIP is subject to annual review by and approval of the Clean Harbors Board of Directors.

Long-Term Incentive:

You will be eligible to continue to participate in the Company's Performance Based Restricted Stock Program, at a rate equivalent to 60% of your base salary, beginning with the 2016-2017 plan year. The Performance Based Stock Program is based on the Company's achievement of specific goals for Revenue, EBITDA Margin %, and Safety Total Recordable Incident Rate (TRIR), and vests over a two year period subject to performance targets being met.

You also will be eligible to participate in the Company's Time Based Restricted Stock Program, at a rate equivalent to 40% of your base salary. The Time Based stock program is designed to retain and reward key leaders in the company, and vests over a five year period.

These programs are subject to annual review and approval by the Compensation Committee of the Board of Directors. Details of these programs will be sent under separate cover.

Severance Agreement:

As a Key Employee, you are also be eligible for a Severance Agreement, details of which will be provided under separate cover.

Sign-on Equity:

We are very excited to have you join Clean Harbors in this critical role. As such, we are offering you an additional 10,000 shares of Clean Harbors Stock, to vest in equal amounts over three years beginning one year from your start date in this new position.

Offer Contingencies:

This offer of employment is contingent upon and your review and signature of the Confidentiality and
Non-Competition agreement

It is mutually understood that employment with the Company is "at will" in nature, which means an employee may resign at any time and the Company may terminate employment with or without notice. It is also mutually understood that a continuing condition of your employment is your agreement to comply with the Company's Standards of Ethical Professional Conduct) and with other various Company Policies and Procedures which may be adopted from time to time.

Please sign below, indicating that you have reviewed this offer of employment and accept the provisions as stated. If you have any questions about this offer, please feel free to contact me at (781)792-5190.

We believe that our employees, in large measure, define our future. As such, we select employees who have outstanding abilities and potential for continued success. On behalf of all of us, welcome to our team and best wishes for a successful career with Clean Harbors!

Sincerely,

/s/ Eric Kraus
Executive VP, Communications & Public Affairs

/s/ Michael L. Battles	Date: January 6, 2016
I have reviewed this offer of "At Will Employment" and I accept the provisions as stated and I understand and acceptance does not create and shall not be considered nor construed as an employment contract with Clean Harbors.